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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Earliest Event Reported: August 31, 2001

                         Environmental Safeguards, Inc.
              Exact name of registrant as specified in its charter)

         Nevada                           00-21953               87-0429198
(State or other jurisdiction       (Commission File Number)    (IRS Employer
of incorporation or organization)                            Identification No.)

                         2600 South Loop West, Suite 645
                              Houston, Texas 77054
          (Address of principal executive offices, including zip code)

                                 (713) 641-3838
               Registrant's telephone number, including area code)

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Item 5.           Other Events.

         On August 31, 2001, we entered into an Agreement (the "Agreement") with certain of our creditors who are also holders of our Series D Preferred Stock. In 1997 and 1998, these creditors loaned us an aggregate of $11,000,000 (the "Loan") and purchased from us an aggregate of $4,000,000 of stated value of our Series C Preferred Stock. In September 2000 our creditors exchanged their Series C Preferred Stock for our newly authorized Series D Preferred Stock.

Pursuant to the Agreement:

(a) The principal and interest payments on the Loan due on March 5, 2001, June 5, 2001, September 5, 2001 and December 5, 2001 are deferred until December 31, 2001 (the "Deferrals"). This deferred amount is approximately $3,868,600. However, if we are engaged in good faith negotiations for a sale of EVV, a sale of an EVV subsidiary or a sale of substantially all of EVV's assets (the "Transactions"), then the Deferrals shall be extended to March 31, 2002.

(b) The special dividend and the regular dividend for the quarters ending March 31, 2001 and September 30, 2001 on our Series D Preferred Stock are deferred until December 31, 2001 (the "Deferred Dividends"). This deferred amount is $310,700. However, if we are engaged in good faith negotiations for the Transactions on December 31, 2001, then the Deferred Dividends shall be extended to March 31, 2002.

(c) Deferred amounts bear interest at the Loan's regular rate of interest, which is prime plus one and one-half percent. The Agreement also sets forth that there are no late fees in connection with any of the deferred amounts.

Item 7.           Exhibits.

Exhibit
Number           Description
-------          -----------

 10.1            Agreement To Amend Loan and Security Agreement And
                 Defer Dividends

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ENVIRONMENTAL SAFEGUARDS, INC.


                                       ----------------------------------------
                                       By: /s/ James S. Percell
Date: September 6, 2001                James S. Percell, President

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                                  EXHIBIT INDEX


Exhibit
Number            Description
-------           ------------

10.1              Agreement To Amend Loan and Security Agreement And
                  Defer Dividends